UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Cayman Islands	75-2308816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
18th Floor, Jialong International Building 19 Chaoyang Park Road Chaoyang District, Beijing People’s Republic of China (Address of principal executive offices)	100125 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Amendment No. 2 to Form 8-A amends and supplements the registration statement on Form 8-A filed by China Biologic Products Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 23, 2017, as amended by the Amendment No. 1 to Form 8-A filed by the Company with the SEC on August 3, 2017 (the “Original Form 8-A”). Capitalized terms used without definition herein shall have the respective meanings set forth in the Amended and Restated Preferred Shares Rights Agreement, dated as of July 31, 2017 (the “Original Rights Agreement”), between the Company and Securities Transfer Corporation, as Rights Agent (the “Rights Agent”), as amended by the Amendment No. 1 to the Original Rights Agreement, dated as of February 20, 2019 (the “Amendment No. 1”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Original Form 8-A is amended and supplemented by adding the following:

On February 20, 2019, the Company and the Rights Agent entered into the Amendment No. 1 to extend the Final Expiration Date by two years to February 22, 2021.

The foregoing summary of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to (i) the Original Rights Agreement, which was filed as Exhibit 4.1 to the Original Form 8-A, and (ii) the Amendment No. 1, which was filed as Exhibit 99.1 to the Current Report on Form 6-K furnished by the Company with the SEC on February 20, 2019.

Item 2. Exhibits.

Exhibit 3.1	Amended and Restated Memorandum and Articles of Association of China Biologic Products Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-4 (Reg. No. 333-217564), filed by China Biologic Products Holdings, Inc. on April 28, 2017 and as amended on May 17, 2017).

Exhibit 4.1*	Amended and Restated Preferred Shares Rights Agreement, dated as of July 31, 2017, by and between China Biologic Products Holdings, Inc. and Securities Transfer Corporation.

Exhibit 4.2*	Specimen Ordinary Share Certificate of China Biologic Products Holdings, Inc.

Exhibit 4.3	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, dated as of February 20, 2019, by and between China Biologic Products Holdings, Inc. and Securities Transfer Corporation (incorporated by reference to Exhibit 99.1 to the Current Report on Form 6-K furnished by China Biologic Products Holdings, Inc. with the SEC on February 20, 2019).

* Filed previously.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 20, 2019

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Memorandum and Articles of Association of China Biologic Products Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-4 (Reg. No. 333-217564), filed by China Biologic Products Holdings, Inc. on April 28, 2017 and as amended on May 17, 2017).

Exhibit 4.1*	Amended and Restated Preferred Shares Rights Agreement, dated as of July 31, 2017, by and between China Biologic Products Holdings, Inc. and Securities Transfer Corporation.

Exhibit 4.2*	Specimen Ordinary Share Certificate of China Biologic Products Holdings, Inc.

Exhibit 4.3	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, dated as of February 20, 2019, by and between China Biologic Products Holdings, Inc. and Securities Transfer Corporation (incorporated by reference to Exhibit 99.1 to the Current Report on Form 6-K furnished by China Biologic Products Holdings, Inc. with the SEC on February 20, 2019).

* Filed previously.